TALLEY INDUSTRIES, INC.              EXHIBIT 10.6
                          Corporate Headquarters
                         EXECUTIVE INCENTIVE PLAN

1.   Purpose.
     The purpose of this Executive Incentive Plan (the "Plan") is to establish the procedure through which the Board of Directors of Talley Industries, Inc. (the "Corporation") may award additional compensation to key employees who make substantial contributions to the operation, management and profits of the Corporation and its divisions.
2.   Definitions.
     The following terms shall, for the purpose of the Plan, have the following meanings:
     (a) "Average Equity" means the sum of consolidated stockholders' equity as of the beginning of each month in the Award Period, divided by twelve. Proceeds from any stock issued will be excluded from the computation.
     (b) "Awards" means the distributions to be made by the Corporation to Participants for the Award Period.
     (c) "Award Period" means a particular fiscal year of the Corporation with respect to which Awards are made by the Corporation.
     (d) "Cash Flow" means the sum of Net Earnings, depreciation and amortization less capital expenditures of the Corporation for the Award Period. Proceeds from any stock issued will be excluded from the computation.
     (e) "Cash Flow ROI" means Cash Flow divided by the Average Equity of the Corporation for the Award Period.
     (f) "Committee" means the Executive Compensation Committee of the Board of Directors of the Corporation, or such other committee as may otherwise be designated by the Board of Directors.
     (g) "Net Earnings" means the net earnings of the Corporation and its consolidated subsidiaries for the Award Period.
     (h) "Participant" means a key employee who is designated by the Committee to participate in the Plan with respect to an Award Period.
     (i) "Peer Group Index" means a published industry or line-of-business index, assuming reinvestment of dividends, that includes companies whose equity securities are traded on a public exchange and whose businesses include one or more of the lines-of-business engaged in by the Corporation or a comparable index approved by the Board of Directors.
     (j) "Stock Performance" for any Award Period means the percentage increase of the closing price of a share of the Corporation's Common Stock on the New York Stock Exchange between the first day and the last day of such Award Period on which common stock is traded thereon, assuming reinvestment of dividends, compared to the percentage increase in the Peer Group Index for such Award Period.
3.   The Plan.
     The Plan is divided into two segments:
     (a)  Financial Performance Objectives Award
          The Financial Performance Objectives segment is based upon the financial results of the Corporation during the Award Period as measured by its Cash Flow ROI, Net Earnings and Stock Performance; and
     (b)  Special Annual Objectives Award
          The Special Annual Objectives segment is based upon the achievement of two or more objectives, one of which may be discretionary, which must be approved by the Board of Directors and achieved during the Award Period.

4.   Computation of the Awards.
     The Awards shall be the sum of the amounts determined from the Financial Performance Objectives Award and the Special Annual Objectives Award during the Award Period. Sixty percent of the Awards shall be based on achievement of the Financial Performance Objectives with the Cash Flow ROI, Net Earnings and Stock Performance Objectives each having a twenty percent weight. The remaining forty percent of the Awards shall be based on achievement of the Special Annual Objectives with such objectives given weights as approved by the Committee. The Board of Directors shall establish threshold, target and maximum levels for each objective.
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No credit will be given for an objective unless performance is at or above the threshold level. The award for the Financial Performance Objectives and, as applicable, the Special Annual Objectives will be calculated on a straight interpolation of actual performance for performance between the threshold and target levels or between the target and maximum levels. A Participant's total award will be limited to a percentage of the Participant's base salary based upon the following table:




              Potential Award as a Percentage of Base Salary


       Participant
        Category          Threshold         Target          Maximum


           I                 25%              50%             100%
           II              12.5%              25%              50%
           III             6.25%            12.5%              25%
           IV             3.125%            6.25%            12.5%


     The Committee will approve Participants under both segments of the Plan. Prior to the Award Period the Chief Executive Officer will submit proposed objectives to the Committee for its approval.
5.   Designation of Participants.
     For each Award Period the Committee, upon the recommendation of the Chief Executive Officer of the Corporation, shall designate such of the key employees of the Corporation as shall be Participants in the Plan for such Award Period by Participant Category, and the Chief Executive Officer shall promptly thereafter notify in writing each Participant of such designation by the Committee. Such designation for an Award Period shall be made by the Committee prior to the commencement of such Award Period or as soon as practicable thereafter.
     A Participant must be on the payroll until the end of the Award Period to receive an Award; however, a Participant who transfers, becomes disabled, retires, or dies will receive a prorated Award based upon the number of months participating in the Plan. A Participant who enters the Plan during the Award Period will receive a prorated Award based upon the number of months participating in the Plan.
     See Exhibit "A" for categories of Participants.
6.   Awards.
     (a) Prior to the end of an Award Period, the financial department of the Corporation shall prepare, and certify to the Chief Executive Officer of the Corporation, an estimate of the amount of the Awards in respect to the Award Period (the "Awards Estimate"). The Awards Estimate as confirmed by final audit shall be charged against earnings and profits of the Corporation for such Award Period and shall constitute a fixed and determinable liability of the Corporation.
     (b) Upon completion by the Corporation's independent public accountants of the annual audit of the Corporation's financial statements in respect to the Award Period, the financial department of the Corporation shall compute and determine the amount of the Awards for the Award Period in accordance with the Plan on the basis of such audited financial statements and shall certify to the Chief Executive Officer the amount of the Awards.
     (c) The Chief Executive Officer shall submit computed Awards for the designated Participants to the Executive Compensation Committee of the Board of Directors. The Committee shall promptly review the recommendations of the Chief Executive Officer, and submit to the Board of Directors for payment to the Participants with respect to the Award period.
     (d) Awards shall be paid by the Corporation to the Participants in cash. Such payment of Awards shall be made within 90 days after the close of the Award Period and shall be for the full amount of the Awards, subject to proper withholding in compliance with federal, state and local laws and regulations.
7.   Miscellaneous.
     (a) No member of the Committee shall be eligible for participation in the Plan.
     (b) The construction, administration, interpretation or effect of the plan or of any regulations promulgated pursuant to the Plan, shall lie within the absolute discretion of the Board of Directors, and its decision shall be conclusive and binding upon all Participants; provided, however, that the Board may delegate all or a portion of its authority with respect to the Plan to the Committee.
     (c) No member of the Board of Directors or of the Committee shall be liable for any act or failure to act of any other member, or of any officer, agent or employee of the Corporation, as the case may be, or for any act or failure to act, except on account of acts done in bad faith. A member of the Board who has been or will be a Participant in the Plan during the Award Period shall be disqualified from voting at any time as a Director in favor of or against any recommendation of the Committee or any amendment or alteration of the Plan.
     (d) The Board of Directors and the Committee may rely upon any information supplied to them by any officer of the Corporation or any Division or by any independent public accountant for the Corporation and they may obtain and rely upon the advice of counsel in connection with the administration of the Plan and shall be fully protected for any action taken, suffered or omitted in good faith reliance upon such opinion. To the extent permitted by law, the Corporation shall indemnify and save harmless members of the Board of Directors and Committee against all liabilities incurred by them in the good faith exercise and performance of their powers and duties under the Plan.
     (e) The Plan confers no rights upon any Executive of the Corporation to participate in the Plan, to receive an Award for any Award Period unless earned in compliance with the terms of the Plan, or to remain in the employ of the Corporation. Neither the adoption of the Plan nor its operation shall in any way affect the right and power of the Corporation or of any Division to dismiss and/or to discharge any employee at any time. If the Corporation finds that a person entitled to benefits under this Plan has acted or is acting in a manner detrimental to the interest of the Corporation, it may, upon consent of the Board of Directors, terminate all further claims, benefits and entitlements of that person under the Plan. Also, payments being made under the Plan may be terminated by the Corporation if the person entitled to receive such payments engages in any act of competition with the Corporation, or uses, divulges, furnishes or makes accessible to any person, firm or corporation, any knowledge or information with respect to:
          (1) any confidential, proprietary or secret aspect of the business or any program of the Corporation; or
          (2) any customers' or suppliers' lists or other information relating to the suppliers of the Corporation.
     (f) The expense of administering the Plan shall be borne by the Corporation.
     (g) The Corporation reserves the right at any time to revoke and terminate the Plan in whole or in part or amend the Plan in any manner which the Board of Directors deems proper.
8.   Effective Date.
     The Plan shall become effective as of January 1, 1994. This Plan is an amendment and restatement of the plan adopted on March 9, 1983 and amended and restated on May 15, 1989 and supersedes all previous annual incentive or bonus plans of the Corporation of similar nature.

     ADOPTED this 22nd day of February, 1994 by order of the Board of Directors.

                         TALLEY INDUSTRIES, INC.


                         By:  William H. Mallender
                              Chairman of the Board of Directors

























KW/DOCS#3/EX-INC.PLN
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                                                                  Exhibit A



                         Executive Incentive Plan



                                     I

                          Chief Executive Officer
                          Chief Operating Officer



                                    II

                              Vice Presidents



                                    III

                     Staff Directors (and equivalents)



                                    IV

                       Other Professional Personnel